Exhibit 99.1

News Release

Babcock & Wilcox Announces Second Quarter 2018 Results

- Implementing actions targeting $54 million in total savings
- Strategic divestitures anticipated to raise $190 million in combined gross proceeds
- Renewable projects progressing toward completion, despite increased estimated costs

(CHARLOTTE, N.C. – August 9, 2018) – Babcock & Wilcox Enterprises, Inc. ("B&W") (NYSE: BW) announced today second quarter 2018 revenues of $291.3 million, a decrease of $14.9 million, or 4.9%, compared to the second quarter of 2017. GAAP net loss, inclusive of discontinued operations, in second quarter 2018 was $265.8 million compared to $151.0 million in second quarter 2017; GAAP net loss from continuing operations in second quarter 2018 was $209.7 million compared to $148.6 million in second quarter 2017. Adjusted EBITDA was negative $96.2 million compared to negative $110.5 million in the prior year period. All numbers referred to in this release are on a continuing operations basis, unless otherwise noted. A reconciliation of adjusted EBITDA results is provided in the exhibits to this release.

"In conjunction with the strategic review of the business, we are targeting $54 million in total annual cost savings, $34 million of which we began to implement in June. We expect to implement the remaining $20 million during the fourth quarter of this year. Additionally, over the last several months we announced the asset sales of MEGTEC and Universal, our Indian joint venture, and our West Palm Beach operations and maintenance business for a combined $190 million," said Leslie C. Kass, President and Chief Executive Officer. "While we acknowledge our Renewable projects have been challenging and we recognized increased estimated costs in the quarter, we are continuing to make progress toward completion of the Renewable loss projects and anticipate having four of the six projects turned over to the customers in the next three months. Every day that we work to get through the remaining Renewable loss projects, we get closer to being able to illustrate to our shareholders the potential earnings power of the business and true value that Babcock & Wilcox delivers to its customers and employees."

"On August 9, 2018, we completed an amendment to our credit facility, which along with prior and ongoing strategic actions, are expected to provide adequate liquidity for our ongoing business operations as we wrap up construction on the Renewable loss projects and continue to serve our core Power and Industrial customers with high quality engineered equipment and services," Kass added. "The combination of our strategic initiatives, cost reductions, streamlining our businesses, and expected completion of the Renewable loss projects will allow for better profitability and cash flow next year, supported by our target for Power segment adjusted EBITDA of approximately $100 million in 2019."

Results of Operations

Consolidated revenues in second quarter 2018 were $291.3 million, down 4.9% compared to second quarter 2017, mainly due to lower revenue in the Power segment, as expected. The GAAP operating loss in second quarter 2018 was $137.4 million compared to an operating loss of $146.6 million in second quarter 2017. Adjusted EBITDA was negative $96.2 million compared to negative $110.5 million in second quarter 2017 due mainly to a higher level of charges on contracts within the Renewable segment in the prior-year period, partially offset by lower volume in the Power segment.

There were several major non-cash items that affected GAAP results in the quarter, including:

•	a $37.5 million goodwill impairment charge related to the full write down of goodwill on the SPIG reporting unit due to lower than expected bookings and the impact on the business forecast;

•	a $49.2 million loss on debt extinguishment related to the repayment of our second-lien term loan in May 2018;

•	a $20.2 million foreign currency loss from the strengthening of the U.S. dollar on unhedged intercompany loans denominated in European currencies that were used to fund foreign operations; and

•
a $72.3 million impairment charge to reduce the carrying value of the MEGTEC and Universal businesses to the fair value, less an amount of estimated sale costs, which is included in Loss from discontinued operations, net of tax.

Second quarter 2018 revenues for the Power segment decreased 7.5% to $197.8 million compared to $213.8 million in the prior-year period. Revenues decreased mainly as the result of the anticipated lower volume on retrofit contracts and industrial steam generation systems. Aftermarket parts and services sales increased modestly compared to the same period last year. Gross profit in the Power segment in second quarter 2018 was $30.0 million, compared to $43.9 million in the prior-year period. Gross profit margin was 15.2%, compared to 20.5% in the same period last year. Adjusted EBITDA in first quarter 2018 was $16.4 million, compared to $27.4 million in last year's quarter. Adjusted EBITDA margin was 8.3% compared to 12.8% in the same period last year, due mainly to the impact of higher warranty expense and fewer contract close-out opportunities in 2018, and lower gross profit due to lower total segment revenues.

Industrial segment revenues decreased 1.3% to $46.0 million in second quarter 2018 compared to $46.6 million in second quarter 2017, mainly due to a small decline in the level of activity at SPIG. Gross profit in the Industrial segment was $0.1 million in second quarter 2018, compared to $0.2 million in the prior-year period, primarily due to continued efforts in closing out legacy contracts. Gross profit margin was 0.2%, compared to 0.4% in the same period last year. Adjusted EBITDA was negative $6.2 million compared to negative $4.9 million in the same period last year, primarily due to legal expenses related to legacy litigation. In second quarter 2018, B&W impaired the remaining goodwill of SPIG because of lower bookings in the SPIG business and the impact on its forecast, resulting in a $37.5 million charge in the quarter, which is excluded from adjusted results. The Industrial segment's second quarter results consist of the SPIG business line; results for MEGTEC and Universal are reported in discontinued operations.

Revenues in the Renewable segment were $55.0 million for second quarter 2018, compared to $48.1 million in first quarter 2017. The Renewable segment gross loss was $69.3 million in second quarter 2018, compared to gross loss of $110.9 million reported in second quarter 2017. Adjusted EBITDA in the quarter was negative $78.6 million compared to negative $123.3 million in the second quarter last year, mainly due to a higher level of charges on contracts within the Renewable segment in the prior-year period. The Company's portfolio of equipment-only contracts, licensing, and aftermarket parts and services was profitable during both second quarters of 2018 and 2017.

Beginning in the end of June 2018, management identified $57.3 million of additional estimated costs to complete its Renewable energy projects in Europe. The largest portion of the costs related to the project with the previously announced steel beam failure due to greater than expected costs to restart work on the site. The remainder of the increased costs relate to increases in provisions for warranty expense and costs associated with the other loss projects.

Status Summary of Renewable Loss Projects

•
The first project, a waste-to-energy plant in Denmark, was approximately 97% complete as of June 30, 2018. Construction is complete, the plant is fully operational with a high capacity factor and complete turnover is expected by the end of 2018.

•
The second project, a biomass plant in the United Kingdom, was approximately 86% complete as of June 30, 2018. Commissioning activities began on the project in first quarter 2018, construction is substantially complete and turnover is expected to occur in early fourth quarter 2018.

•
The third project, a biomass plant in Denmark, was approximately 99% complete as of June 30, 2018. Construction activities are complete, the plant is fully operational and partial takeover by the customer was achieved in March 2018, with the remainder of work expected to be complete in third quarter 2018.

•
The fourth project, a biomass plant in the United Kingdom, was approximately 88% complete as of June 30, 2018. Construction is substantially complete, commissioning began in first quarter 2018, start-up began in early July 2018 and turnover is expected to occur in third quarter 2018.

•
The fifth project, a biomass plant in the United Kingdom, was approximately 62% complete as of June 30, 2018. Construction activities are ongoing, and turnover is expected to be complete in third quarter 2019.

•
The sixth project, a waste-to-energy plant in the United Kingdom, was approximately 87% complete as of June 30, 2018. Construction activities are expected to be complete and start up is expected to occur in third quarter 2018 and turnover is expected to occur early in fourth quarter 2018.

In connection with the above-mentioned projects, B&W intends to seek insurance recoveries relating to a variety of claims and will also seek additional relief from its customers and other claims. However, there can be no assurance as to the amounts, if any, that B&W may recover. The $57.3 million of additional renewable project costs recognized in second quarter 2018 do not take into account any potential recoveries to mitigate these losses.

Implementing Cost Savings Targeting $54 Million In Annual Savings
In June 2018, B&W began to implement actions, mainly domestic and international workforce reductions, which are ultimately expected to generate $54 million in total annual savings. Costs to achieve an initial $34 million in savings are $5.5 million and related to employee severance and benefits costs. B&W estimates approximately $15 million of the cost savings will be realized in the second half of 2018, with the balance being realized in 2019. Additionally, the Company is targeting at least $20 million in additional savings as part the strategic planning process that will be complete in the coming months.

Strategic Actions
In early June 2018, B&W announced it had signed a definitive agreement to sell its MEGTEC and Universal businesses to Dürr AG for $130 million, subject to adjustment. The sale is expected to close in third quarter 2018, subject to the satisfaction of closing conditions. Proceeds from the transaction will largely be used to reduce outstanding balances under the Company's bank credit facilities.

In July 2018, B&W completed the sale of its investment in its Indian joint venture, Thermax Babcock & Wilcox Energy Solutions Private Limited (TBWES) together with the settlement of related contractual claims and received $15.0 million in cash, $7.7 million of which is related to the investment in the joint venture.

On August 9, 2018, B&W signed an agreement to sell Palm Beach Resource Recovery Corporation (PBRRC) to a subsidiary of Covanta Holding Corporation (NYSE: CVA) for $45 million, subject to adjustment. PBRRC provides operations and maintenance services to the Solid Waste Authority of Palm Beach County for two waste-to-energy facilities located in West Palm Beach, Florida. Operations & maintenance remains a focus for B&W outside of the United States. The deal is expected to close in third quarter of 2018 and is subject to the satisfaction of closing conditions.

B&W continues to evaluate further dispositions and additional opportunities for cost savings, as well as other alternatives to increase its financial flexibility as it works through the Renewable loss projects.

Balance Sheet
The Company’s cash and cash equivalents balance, net of restricted cash, related to continuing operations was $28.5 million at June 30, 2018. At June 30, 2018, outstanding balances under bank credit facilities totaled $200.4 million.

On August 9, 2018, the Company amended its first-lien revolving credit facility and received a commitment for a Last Out Loan that will provide net proceeds of $30 million from Vintage Capital and backstopped by B. Riley FBR, Inc., to serve as bridge financing toward completion of the Renewable loss projects. The amendments provide among other things for the term loan funding, reset our financial covenants, and require further concessions from the counterparties on our Renewable loss projects.

2018 Outlook
Based on the number of recently announced asset divestitures, strategic actions and the overall strategic review of the business, the Company's previous guidance is no longer relevant and the Company is withdrawing its previously stated 2018 financial guidance.

Conference Call to Discuss Second Quarter 2018 Results

Date:        Thursday, August 9, 2018, at 5:00 p.m. ET
Live Webcast:    Investor Relations section of website at www.babcock.com

Forward-Looking Statements

B&W cautions that this release contains forward-looking statements, including, without limitation, statements relating to our strategic objectives; our business execution model; management’s expectations regarding the industries in which we operate; our guidance and forecasts; our projected operating margin improvements, savings and restructuring costs; covenant compliance; and project execution. These forward-looking statements are based on management’s current expectations and involve a number of risks and uncertainties, including, among other things, our ability to continue as a going concern; our ability to obtain and maintain sufficient financing to provide liquidity to meet our business objectives, surety bonds, letters of credit and similar financing; our ability to satisfy the liquidity and other requirements under U.S. revolving credit facility as recently amended, including our ability to successfully enter into and borrow under a new term loan and receive concessions from customers on our Renewable energy loss contracts; the highly competitive nature of our businesses; general economic and business conditions, including changes in interest rates and currency exchange rates; general developments in the industries in which we are involved; cancellations of and adjustments to backlog and the resulting impact from using backlog as an indicator of future earnings; our ability to perform contracts on time and on budget, in accordance with the schedules and terms established by the applicable contracts with customers; failure by third-party subcontractors, joint venture partners or suppliers to perform their obligations on time and as specified; our ability to realize anticipated savings and operational benefits from our restructuring plans, and other cost-savings initiatives; our ability to successfully integrate and realize the expected synergies from acquisitions; our ability to successfully address productivity and schedule issues in our Renewable segment, including the ability to complete our Renewable energy projects within the expected time frame and the estimated costs; willingness of customers to waive liquidated damages or agree to bonus opportunities; our ability to successfully partner with third parties to win and execute renewable projects; changes in our effective tax rate and tax positions; our ability to maintain operational support for our information systems against service outages and data corruption, as well as protection against cyber-based network security breaches and theft of data; our ability to protect our intellectual property and renew licenses to use intellectual property of third parties; our use of the percentage-of-completion method of accounting; the risks associated with integrating businesses we acquire; our ability to successfully manage research and development projects and costs, including our efforts to successfully develop and commercialize new technologies and products; the operating risks normally incident to our lines of business, including professional liability, product liability, warranty and other claims against us; changes in, or our failure or inability to comply with, laws and government regulations; difficulties we may encounter in obtaining regulatory or other necessary permits or approvals; changes in, and liabilities relating to, existing or future environmental regulatory matters; our limited ability to influence and direct the operations of our joint ventures; potential violations of the Foreign Corrupt Practices Act; our ability to successfully compete with current and future competitors; the loss of key personnel and the continued availability of qualified personnel; our ability to negotiate and maintain good relationships with labor unions; changes in pension and medical expenses associated with our retirement benefit programs; social, political, competitive and economic situations in foreign countries where we do business or seek new business; the possibilities of war, other armed conflicts or terrorist attacks; the willingness of customers and suppliers to continue to do business with us on reasonable terms and conditions; and our ability to successfully consummate the sale of our MEGTEC, Universal and the sale of our subsidiary that holds two operations and maintenance contracts for waste-to-energy facilities in West Palm Beach, Florida, as well as the sale of any other assets, within the expected timeframes or at all. If one or more of these risks or other risks materialize, actual results may vary materially from those expressed. For a more complete discussion of these and other risk factors, see B&W’s filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q. B&W cautions not to place undue reliance on these forward-looking statements, which speak only as of the date of this release, and undertakes no obligation to update or revise any forward-looking statement, except to the extent required by applicable law.

About B&W
Headquartered in Charlotte, N.C., Babcock & Wilcox is a global leader in energy and environmental technologies and services for the power and industrial markets. Follow us on Twitter @BabcockWilcox and learn more at www.babcock.com.
# # #

Investor Contact:	Media Contact:
Chase Jacobson	Ryan Cornell
Vice President, Investor Relations	Public Relations
Babcock & Wilcox	Babcock & Wilcox
704.625.4944 | investors@babcock.com	330.860.1345 | rscornell@babcock.com

Exhibit 1
Babcock & Wilcox Enterprises, Inc.
Reconciliation of Adjusted EBITDA(1)
(In millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Adjusted EBITDA (2)
Power segment(3)	$16.4	$27.4	$27.6	$44.8
Renewable segment	(78.6)	(123.3)	(140.4)	(122.4)
Industrial segment	(6.2)	(4.9)	(13.5)	(5.4)
Corporate(4)	(6.2)	(9.7)	(17.8)	(19.4)
Research and development costs	(1.3)	(2.4)	(2.4)	(4.2)
Foreign exchange	(20.2)	2.3	(17.7)	2.3
Other - net	(0.1)	0.0	0.3	0.1
Total Adjusted EBITDA	(96.2)	(110.5)	(164.0)	(104.2)

Gain on sale of equity method investment (BWBC)	—	—	6.5	—
Other than temporary impairment of equity method investment in TBWES	—	(18.2)	(18.4)	(18.2)
Loss on debt extinguishment	(49.2)	—	(49.2)	—
Loss on asset disposal	(1.5)	—	(1.5)	—
MTM gain(loss) from benefit plans	0.5	—	0.5	(1.1)
Financial advisory services included in SG&A	(5.1)	—	(8.2)	—
Acquisition and integration costs included in SG&A	—	(0.5)	—	(1.4)
Goodwill impairment	(37.5)	—	(37.5)	—
Restructuring activities and spin-off transaction costs	(3.8)	(2.0)	(10.7)	(5.0)
Depreciation & amortization	(6.9)	(7.8)	(13.9)	(16.2)
Interest expense, net	(11.8)	(6.2)	(25.1)	(7.7)
Loss before income tax expense	(211.6)	(145.2)	(321.5)	(153.7)
Income tax expense (benefit)	(1.9)	3.5	5.0	0.3
Loss from continuing operations	(209.7)	(148.6)	(326.5)	(154.1)
Loss from discontinued operations, net of tax	(55.9)	(2.2)	(59.4)	(3.6)
Net loss	(265.6)	(150.9)	(385.9)	(157.7)
Net income attributable to noncontrolling interest	(0.2)	(0.1)	(0.3)	(0.4)
Net loss attributable to stockholders	$(265.8)	$(151.0)	$(386.2)	$(158.0)

(1) Figures may not be clerically accurate due to rounding.

(2) Adjusted EBITDA is not a calculation based on generally accepted accounting principles (GAAP). The amounts included in Adjusted EBITDA however, are derived from amounts included in the Consolidated Statements of Earnings. Adjusted EBITDA should not be considered an alternative to net earnings (loss), operating profit (loss) or operating cash flows. B&W has presented adjusted EBITDA as it is regularly used by many of our investors and is presented as a convenience to them. Adjusted EBITDA, as presented in this calculation however, differs from the EBITDA calculation used to compute our leverage ratio and interest coverage ratio as defined by our Amended Credit Agreement.

(3) Power adjusted EBITDA includes pension benefit, excluding MTM adjustments of $6.4 million, $5.0 million, $13.2 million and $10.0 million in the three months ended June 30, 2018, June 30, 2017 and six months ended June 30, 2018 and June 30, 2017, respectively.

(4) Allocations are not eligible for presentation as discontinued operations. Accordingly, allocations previously absorbed by the MEGTEC and Universal businesses in the Industrial segment have been included with other unallocated costs in Corporate, and total $2.9 million and $2.2 million in the three months ended June 30, 2018 and 2017, respectively, and $5.7 million and $4.4 million in the six months ended June 30, 2018 and 2017, respectively.

Exhibit 2
Babcock & Wilcox Enterprises, Inc.
Condensed Consolidated Statements of Operations(1)
(In millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Revenues	$291.3	$306.2	$544.5	$654.3
Costs and expenses:
Cost of operations	332.4	375.8	609.7	674.3
Selling, general and administrative expenses	52.2	57.4	114.7	114.1
Goodwill impairment	37.5	—	37.5	—
Restructuring activities and spin-off transaction costs	3.8	2.0	10.7	5.0
Research and development costs	1.3	2.4	2.4	4.2
Losses (gains) on asset disposals, net	1.4	0.0	1.4	0.0
Total costs and expenses	428.7	437.6	776.5	797.6
Equity in income and impairment of investees	0.0	(15.2)	(11.8)	(14.6)
Operating loss	(137.4)	(146.6)	(243.8)	(157.9)
Other income (expense):
Interest income	0.1	0.1	0.3	0.2
Interest expense	(11.9)	(6.3)	(25.3)	(8.0)
Loss on debt extinguishment	(49.2)	—	(49.2)	—
Benefit plans, net	7.1	5.2	14.1	9.5
Foreign exchange	(20.2)	2.3	(17.7)	2.3
Other – net	(0.1)	0.0	0.3	0.1
Total other income (expense)	(74.3)	1.4	(77.7)	4.1
Loss before income tax expense (benefit)	(211.6)	(145.2)	(321.5)	(153.7)
Income tax expense (benefit)	(1.9)	3.5	5.0	0.3
Net loss from continuing operations	(209.7)	(148.6)	(326.5)	(154.1)
Net loss from discontinued operations, net of tax	(55.9)	(2.2)	(59.4)	(3.6)
Net Loss	(265.6)	(150.9)	(385.9)	(157.7)
Net income attributable to noncontrolling interest	(0.2)	(0.1)	(0.3)	(0.4)
Net loss attributable to B&W shareholders	$(265.8)	$(151.0)	$(386.2)	$(158.0)

Basic and diluted loss per common share:
Continuing operations	$(1.68)	$(3.05)	$(3.85)	$(3.16)
Discontinued operations	(0.44)	(0.04)	(0.70)	(0.08)
Basic and diluted loss per common share	$(2.12)	$(3.09)	$(4.55)	$(3.24)

Shares used in the computation of earnings per share:
Basic and Diluted	125.2	48.9	84.9	48.8

(1) Figures may not be clerically accurate due to rounding.

Exhibit 3
Babcock & Wilcox Enterprises, Inc.
Condensed Consolidated Balance Sheets(1)

(In millions, except per share amount)	June 30, 2018	December 31, 2017
Cash and cash equivalents	$28.5	$43.7
Restricted cash and cash equivalents	32.3	26.0
Accounts receivable – trade, net	236.7	252.5
Accounts receivable – other	37.8	78.8
Contracts in progress	149.0	135.8
Inventories	67.3	72.9
Other current assets	37.8	34.0
Current assets of discontinued operations	83.3	88.5
Total current assets	672.8	732.3
Net property, plant and equipment	105.8	114.7
Goodwill	47.2	85.7
Deferred income taxes	99.1	97.5
Investments in unconsolidated affiliates	8.4	43.3
Intangible assets	36.4	42.1
Other assets	28.0	25.7
Noncurrent assets of discontinued operations	106.5	181.0
TOTAL ASSETS	$1,104.1	$1,322.2

Foreign revolving credit facility	$4.1	$9.2
Second lien term loan facility	—	160.1
Accounts payable	191.7	205.4
Accrued employee benefits	27.1	27.1
Advance billings on contracts	149.8	172.0
Accrued warranty expense	53.1	33.5
Other accrued liabilities	88.4	89.5
Current liabilities of discontinued operations	57.3	47.5
Total current liabilities	571.4	744.3
U. S. revolving credit facility	196.3	94.3
Pension and other accumulated postretirement benefit liabilities	235.4	250.0
Other noncurrent liabilities	37.2	29.9
Noncurrent liabilities of discontinued operations	8.2	13.0
TOTAL LIABILITIES	1,048.6	1,131.5
Commitments and contingencies	—	—
Stockholders’ equity:
Common stock, par value $0.01 per share, authorized 200,000 shares; issued and outstanding 168,660 and 44,065 shares at June 30, 2018 and December 31, 2017, respectively	1.7	0.5
Capital in excess of par value	1,045.9	801.0
Treasury stock at cost, 5,830 and 5,681 shares at June 30, 2018 and December 31, 2017, respectively	(105.5)	(104.8)
Retained deficit	(878.8)	(492.2)
Accumulated other comprehensive loss	(16.5)	(22.4)
Stockholders' equity attributable to shareholders	46.8	182.1
Noncontrolling interest	8.8	8.6
TOTAL STOCKHOLDERS' EQUITY	55.6	190.7
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,104.1	$1,322.2
(1) Figures may not be clerically accurate due to rounding.

Exhibit 4
Babcock & Wilcox Enterprises, Inc.
Condensed Consolidated Statements of Cash Flows(1)
(In millions)

	Six months ended June 30,
	2018	2017
Cash flows from operating activities:
Net loss	$(385.9)	$(157.7)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization of long-lived assets	16.9	21.5
Amortization of debt issuance cost and debt discount	7.2	0.8
Loss on debt extinguishment	49.2	—
Goodwill impairment of discontinued operations	72.3	—
Goodwill impairment	37.5	—
Income from equity method investees	(6.6)	(3.6)
Other than temporary impairment of equity method investment in TBWES	18.4	18.2
Losses on asset disposals and impairments	1.9	0.1
Reserve for claims receivable	15.5	—
Provision for (benefit from) deferred income taxes	(1.5)	(1.3)
Mark to market gains and prior service cost amortization for pension and postretirement plans	(1.1)	(0.6)
Stock-based compensation, net of associated income taxes	1.0	6.5
Changes in assets and liabilities:
Accounts receivable	40.6	6.3
Contracts in progress and advance billings on contracts	(30.5)	6.7
Inventories	5.9	3.4
Income taxes	(4.0)	(0.9)
Accounts payable	(15.1)	25.5
Accrued and other current liabilities	30.1	13.8
Pension liabilities, accrued postretirement and employee benefits	(17.6)	(13.0)
Other, net	15.0	(7.3)
Net cash from operating activities	(150.6)	(81.7)
Cash flows from investing activities:
Purchase of property plant and equipment	(4.4)	(7.7)
Acquisition of business, net of cash acquired	—	(52.5)
Proceeds from sale of business	5.1	—
Proceeds from sale of equity method investment in a joint venture	21.1	—
Purchases of available-for-sale securities	(11.4)	(20.3)
Sales and maturities of available-for-sale securities	13.6	21.8
Other, net	0.2	(0.1)
Net cash from investing activities	24.2	(58.9)

(1) Figures may not be clerically accurate due to rounding.

Exhibit 4
Babcock & Wilcox Enterprises, Inc.
Condensed Consolidated Statements of Cash Flows(1)
(In millions)

	Six months ended June 30,
	2018	2017
Cash flows from financing activities:
Borrowings under our U.S. revolving credit facility	307.3	423.8
Repayments of our U.S. revolving credit facility	(205.3)	(315.5)
Repayments of our second lien term loan facility	(212.6)	—
Borrowings under our foreign revolving credit facilities	—	0.2
Repayments of our foreign revolving credit facilities	(5.0)	(2.2)
Proceeds from rights offering	248.4	—
Costs related to rights offering	(3.2)	—
Debt issuance costs	(6.7)	(1.4)
Shares of our common stock returned to treasury stock	(0.7)	(0.9)
Other, net	—	(0.6)
Net cash from financing activities	122.1	103.5
Effects of exchange rate changes on cash	(7.0)	4.0
Net decrease in cash, cash equivalents and restricted cash	(11.4)	(33.0)
Less net increase (decrease) in cash and cash equivalents of discontinued operations	(2.5)	0.2
Net decrease in cash, cash equivalents and restricted cash of continuing operations	(8.9)	(33.1)
Cash, cash equivalents and restricted cash of continuing operations, beginning of period	69.7	115.2
Cash, cash equivalents and restricted cash of continuing operations, end of period	$60.8	$82.1

(1) Figures may not be clerically accurate due to rounding.

Exhibit 5
Babcock & Wilcox Enterprises, Inc.
Segment Information(1)
(In millions)

SEGMENT RESULTS	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
REVENUES:
Power	$197.8	$213.8	$356.9	$410.1
Renewable	55.0	48.1	115.0	153.6
Industrial	46.0	46.6	82.8	95.8
Eliminations	(7.4)	(2.2)	(10.1)	(5.2)
	$291.3	$306.2	$544.5	$654.3

GROSS PROFIT:
Power	$30.0	$43.9	$60.9	$81.6
Renewable	(69.3)	(110.9)	(119.8)	(100.3)
Industrial	0.1	0.2	(2.7)	4.9
Intangible asset amortization included in cost of operations	(1.8)	(2.7)	(3.7)	(6.1)

ADJUSTED EBITDA:
Power	$16.4	$27.4	$27.6	$44.8
Renewable	(78.6)	(123.3)	(140.4)	(122.4)
Industrial	(6.2)	(4.9)	(13.5)	(5.4)
Corporate	(6.2)	(9.7)	(17.8)	(19.4)
Research and development costs	(1.3)	(2.4)	(2.4)	(4.2)
Foreign exchange	(20.2)	2.3	(17.7)	2.3
Other - net	(0.1)	0.0	0.3	0.1
	$(96.2)	$(110.5)	$(164.0)	$(104.2)

AMORTIZATION EXPENSE:
Power	$0.2	$0.3	$0.4	$0.6
Renewable	0.2	0.2	0.4	0.4
Industrial	1.6	2.4	3.3	5.4
	$2.0	$2.8	$4.1	$6.3

DEPRECIATION EXPENSE:
Power	$3.2	$3.3	$6.3	$6.6
Renewable	0.9	1.0	1.9	1.9
Industrial	0.5	0.5	1.0	1.0
Corporate	0.3	0.2	0.6	0.4
	$4.9	$4.9	$9.8	$9.8

BOOKINGS:
Power	$132	$177	$403	$354
Renewable (2)	(23)	15	23	50
Industrial	18	79	45	144
Other/Eliminations	(1)	(37)	(2)	(38)
	$126	$234	$469	$510

	As of June 30,
BACKLOG:	2018	2017
Power	$500	$562
Renewable	916	1,137
Industrial	137	221
Other/Eliminations	(35)	(36)
	$1,518	$1,884
(1) Figures may not be clerically accurate due to rounding.
(2) Renewable bookings primarily represent the revaluation of backlog denominated in currency other than USD. The foreign exchange impact on Renewable bookings in the three months ended June 30, 2018 and 2017 was $(30.3) million and $30.3 million, respectively and the foreign exchange impact on Renewable bookings in the six months ended June 30, 2018 and 2017 was $(12.3) million and $43.3 million, respectively.